Exhibit 99.1
BUILDERS FIRSTSOURCE
RECEIVES CAPITAL RESTRUCTURING PROPOSAL
     September 1, 2009 (Dallas, TX): Builders FirstSource, Inc. (NasdaqGS: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today announced that it had received a proposal from its two largest stockholders, JLL Partners Fund V, L.P. (“JLL”) and Warburg Pincus Private Equity IX, L.P. (“Warburg”), proposing a restructuring of the Company’s outstanding $275.0 million aggregate principal amount of second priority senior secured floating rate notes (the “Notes”) and a common stock rights offering to Builders FirstSource common stockholders. JLL and Warburg have filed an amendment to their Schedule 13D with the Securities and Exchange Commission containing this proposal. The proposal is also part of the Current Report on Form 8-K filed today with the SEC by the Company.
     As of August 31, 2009, JLL and Warburg together beneficially owned approximately 50% of the outstanding shares of Builders FirstSource common stock. Builders FirstSource has been informed by JLL and Warburg that, as of August 31, 2009, they collectively beneficially owned approximately $98 million aggregate principal amount of the Notes.
     The Board of Directors of Builders FirstSource has formed a Special Committee comprised of independent and disinterested directors to evaluate the proposal from JLL and Warburg. The Special Committee will review and evaluate the proposal to determine what action, if any, is in the best interests of the Builders FirstSource stockholders, other than JLL and Warburg, and to make a recommendation to the Board of Directors of the Company with respect to the proposal. No decisions have been made by the Special Committee with respect to the response, if any, to the JLL/Warburg proposal. There can be no assurance that the proposal from JLL and Warburg or any other transaction will be approved or completed.
About Builders FirstSource
     Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates in 9 states, principally in the southern and eastern United States, and has 55 distribution centers and 51 manufacturing facilities, many of which are located on the same premises as our distribution facilities. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the Company’s web site at www.bldr.com.
Cautionary Notice
     Statements in this news release which are not purely historical facts or which necessarily depend upon future events, including statements about anticipations, beliefs, expectations, hopes,

intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource on the date this release was submitted. Builders FirstSource undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. In addition, the Company cannot assure that it will decide to pursue or be successful in completing the capital restructuring proposal, the common stock rights offering or any other restructuring proposal, on the terms outlined in this press release or otherwise. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results or the proposed capital restructuring proposal can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.
Contact:
Charles L. Horn
Senior Vice President and Chief Financial Officer
Builders FirstSource, Inc.
(214) 880-3500